PRESS RELEASE

Exhibit 99.1

Avnet, Inc. Announces an Additional $250 Million Share Repurchase Authorization
and Declares Regular Quarterly Dividend

Phoenix, November 07, 2014 - Avnet, Inc. (NYSE:AVT) announced today approval by the company’s Board of Directors of an additional $250 million for use in the company’s stock repurchase program and the declaration of a regular quarterly cash dividend of $0.16 per share. The dividend will be paid on December 15, 2014, to shareholders of record as of the close of business on December 2, 2014.

With this incremental $250 million stock repurchase authorization, Avnet has approved a cumulative total of $1 billion for its share repurchase program since August of 2011. During this time, the Company has purchased approximately $630 million of shares and will now have approximately $370 million remaining in current authorization as of November 6, 2014.

Rick Hamada, Avnet Chief Executive Officer, commented, “This increase in our share repurchase authorization, combined with the recent increase in our annual dividend to $0.64 per share, reflects our ongoing commitment to a consistent capital allocation strategy that balances returning cash to shareholders with investing for profitable growth. Through both our dividend and disciplined share repurchase program, we can return cash to shareholders while continuing to invest in both organic growth and value-creating acquisitions. Going forward, we will leverage our strong financial position and execute on our growth initiaitves to enhance long-term shareholder value creation.”

This action will permit the company to continue repurchasing shares of its common stock as market and business conditions warrant. The program can be terminated at any time. The company may enter into Rule 10b5-1 plans to facilitate repurchases under the program. A Rule 10b5-1 plan would generally permit the company to repurchase shares at times when it might otherwise be prevented from doing so under certain securities laws.

About Avnet

Avnet, Inc. (NYSE:AVT), a Fortune 500 company, is one of the largest distributors of electronic components, computer products and embedded technology serving customers globally. Avnet accelerates its partners’ success by connecting the world’s leading technology suppliers with a broad base of customers by providing cost-effective, value-added services and solutions. For the fiscal year ended June 28, 2014, Avnet generated revenue of $27.5 billion. For more information, visit www.avnet.com or contact us at investorrelations@avnet.com. (AVT—IR)

Investor Relations Contact:
Avnet, Inc.
Vincent Keenan
Investor Relations
(480) 643-7053
investorrelations@avnet.com